Exhibit 10(b)

SEARS, ROEBUCK AND CO.
3333 BEVERLY ROAD

HOFFMAN ESTATES, IL 60179
ARTHUR C. MARTINEZ
Chairman of the Board
Chief Executive Officer

March 12, 1996



Mr. Steven D. Goldstein


Dear Steve,

I would like to extend to you our offer to join Sears, Roebuck and Co. as President, Credit. In this position you will be reporting directly to me.

While this letter does not constitute an employment contract, I thought it important that we put our offer in writing to clarify the terms of your employment. This offer is contingent upon the approval of the Sears Board of Directors.

Your compensation package will consist of the following:

Annual base salary of $440,000 with periodic increases based on performance.

Participation in Sears Annual Incentive Plan with a current bonus target of 70% of base salary for 1996. Based on your beginning salary, the current bonus target amounts to $308,000 prorated from your employment date. Our Board has approved increasing the annual incentive opportunity to the 75th percentile of market which would increase your target award to 80% of base salary in 1997 and 85% in 1998. The annual incentive performance objective for your position will be based 50% on our achievement of Company net income goals and 50% on achievement of Credit net income goals as well as your performance on individual priorities we will agree to. Currently the Company performance portion of the plan pays for performance above and below the target objective as follows:

- --   Threshold (90% of prior year Net Income)
     pays 25% of target

- --   Target    (110% of prior year Net Income)
     pays 100% of target

- --   Maximum   (130% of prior year Net Income)
     pays 230% of target

Performance goals for Credit have not yet been finalized, but will also be based on improvement over prior year. We will also guarantee a minimum bonus award for 1996 in the amount of $308,000, also prorated from your employment date.

Sign-on bonus of $100,000 payable within 30 days following the beginning of your employment.

Participation in Sears Long-Term Incentive Plan with an incentive target of 125% of base pay pro-rata. For the 1996-1997 cycle, 70% of your long-term incentive target will be conveyed in Sears stock options and 30% earned through a Performance Incentive Plan. The Performance Incentive Plan awards will be determined based on achievement of our Total Performance Index objectives. The Performance Plan award can range between 50% - 150% of the target award.

15,000 shares of restricted stock which will be granted on April 1, 1996* and will vest according to the following schedule:

4/97 - 5,000 shares
4/98 - 5,000 shares
4/99 - 5,000 shares

72,000 non-qualified stock options which will be granted on April 1, 1996* and will vest according to the following schedule:

4/97 - 24,000 shares
4/98 - 24,000 shares
4/99 - 24,000 shares

Participation in standard Company benefits commensurate with your position, which include Pension, Profit Sharing, Health and Welfare benefits and an executive financial planning reimbursement plan which covers fees from a firm of your choice up to $10,000 annually. For purposes of calculating your pension benefit, you will be considered as if you were fully vested and as if you began accruing credited service under such plans as of your date of hire. You will receive a supplemental pension benefit based on such deemed vesting and accrued credited service, offset by the amounts actually payable under such plans. Your annual vacation will be three weeks.

Cash payment of $100,000 to compensate for lost perquisites payable within 30 days following the commencement of your employment.


*    Date of commencement of employment.

Relocation assistance in accordance with Sears Relocation Policy which includes a $10,000 moving allowance, reimbursement for temporary living up to six months, reimbursement for home visits and house hunting, a home appraisal and purchase program available through Coldwell Banker Relocation and reimbursement of customary closing cost for your new residence. Subject to an appraisal of your current property by Coldwell Banker, we are prepared to extend normal relocation provisions to cover additional autos, insurance coverage and housing allowance, etc, per your request. In addition:

- --   We'll agree to provide round-trip travel reimbursement between
Chicago and New York for the first six months of your employment.
Reimbursement is limited to a maximum of $10,000 over the six month period.

Nothing contained in this letter shall limit the right of you or Sears to terminate your employment with or without cause at any time. However, in the event that Sears should involuntarily terminate you other than for cause or you terminate your employment as a result of a constructive termination without cause (see attached offer letter definitions) during your first three years of employment, you will receive one and one-half years base salary plus one and one-half years target annual incentive and a pro-rata share of your annual and long-term incentives based on actual company performance in the year of termination. In addition, you will vest in 7,500 shares of your hiring restricted share grant if you are so separated within the first twelve months from your hire date. If you are so separated after your first year of employment then the remaining unvested restricted shares will be completely vested. This will constitute the entire damages you may claim against Sears on account of such termination of employment. If you obtain subsequent employment, there will be no offset against amounts due you on account of any remuneration attributable to such subsequent employment.

We will also reimburse you for reasonable and customary legal fees incurred for advice on your employment offer up to a maximum of $5,000.

You will be entitled to standard indemnification provided to all elected officers.

This offer of employment is contingent upon your satisfactorily passing a pre-employment drug test. We'll arrange for the test to be taken prior to the first day of your employment. Attached to this letter is an addendum which outlines current common practices of the company related to several issues about which you inquired.

Steve, we have great confidence in your ability to significantly contribute to the future success of Sears. I look forward to working with you to build that success

Sincerely


/s/ARTHUR C. MARTINEZ


cc: A.J. Rucci

STEVEN D. GOLDSTEIN OFFER LETTER DEFINITIONS


"Cause" shall mean:

(a)  You are convicted of a felony involving moral turpitude;

(b) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties, resulting, in either case, in material economic harm to Sears, unless you believed in good faith that such act or nonact was in the best interest of Sears; or

(c) you habitually neglected (neglect to be determined based upon your failure to meet the standards of performance which reasonably would be expected of a senior executive officer of a major company with your duties) your duties (other than on account of physical or mental incapacity), provided that either (i) you received from the Company notice of habitual neglect of duties where no prior notice of any instance of neglect of duties was given, and you failed to cure such habitual neglect within 15 days of receiving such notice, or (ii) you received notice of an instance of neglect of duties and failed to cure before such neglect became habitual.

"Constructive Termination Without Cause" shall mean a termination of your employment at your initiative following the occurrence, without your written consent, of one or more of the following events:

(a) a reduction in your then current base salary or target annual incentive opportunity or long-term incentive opportunity under Sears Annual Incentive Plan or Sears Long-Term Incentive Plan or the termination or material reduction of any employee benefit of perquisite enjoyed by you (other than as part of an across-the-board reduction of benefits or perquisites applicable to all executive officers of Sears);

(b) the failure to elect or reelect you as President, Credit, or your removal from such position;

(c) a material diminution in your duties or the assignment to you of duties which are materially inconsistent with your duties or which materially impair your ability to function as President, Credit;

(d) the failure to continue your participation in any incentive compensation plan unless a plan providing a substantially similar opportunity is substituted;

(e) the relocation of your own office location as assigned to you by Sears to a location more than 35 miles from Hoffman Estates, IL., except in connection with the relocation of Sears principal office; or

(f) the failure of Sears to obtain the assumption in writing of its obligation to perform the terms of this letter by any successor to all or substantially all of the assets of Sears within 15 days after a merger, consolidation, sale or similar transaction.

Offer Letter Addendum

Steven D. Goldstein

NON-QUALIFIED PENSION BENEFIT DISTRIBUTION

For individuals retiring prior to reaching age 55, a one-time election to receive a lump-sum distribution at age 55 is permitted. If a lump-sum distribution is not elected when offered then the distribution will be in the form of a monthly annuity.

For individuals retiring after age 55, they may elect at the time they receive their QUALIFIED plan distribution to receive a non-qualified plan distribution in the form of a lump-sum. if they do not elect a lump-sum distribution then they will receive a monthly annuity.

STOCK OPTION VESTING

When the Company has divested a subsidiary it has been our common practice to accelerate vesting for all non-vested options and provide a window period to exercise all outstanding options.

In situations when employment has been terminated, it has been our common practice to provide a leave of absence period during which options would continue to vest.

SEVERANCE AND CHANGE-IN-CONTROL

The Company typically provides the choice of receiving severance benefits in the form of a lump-sum or salary continuation. In addition, we also typically provide a leave of absence to provide the continuation of benefits.

Steven D. Goldstein

Offer Letter Modification



The following modification was faxed to Mr. Leonard Epstein at Batchelder Law Offices in New York on March 12, 1996:

On page 2, 4th bullet, second sentence reads: "For purposes of calculating your pension benefit, you will be considered as if you were fully vested and as if you began accruing credited service under the Sears Pension Plan and the Supplemental Retirement Income Plan as of your date of hire."

Previously page 2, 4th bullet, second sentence read: "For purposes of calculating your pension benefit, you will be considered as if you were fully vested and as if you began accruing credited service under such plans as of your date of hire.


/s/ARTHUR C. MARTINEZ

/s/STEVEN D. GOLDSTEIN